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                                                                    EXHIBIT 10.7

                         FULFILLMENT SERVICES AGREEMENT

            THIS FULFILLMENT SERVICES AGREEMENT (the "Agreement") is made as of this 22nd day of October, 1998, by and between Fingerhut Business Services, Inc. ("FBS"), a Minnesota corporation with offices located at 4400 Baker Road, Minnetonka, Minnesota 55343, and PC Flowers & Gifts, Inc., a Delaware corporation with offices located at 2001 West Main Street, Suite 175, Stamford, Connecticut 06902 ("PC").

            WHEREAS, FBS desires to provide to PC, and PC desires to receive from FBS, fulfillment services for PC under the terms and conditions of this Agreement and any Schedule (as defined below).

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, FBS and PC hereby agree as follows:

1.    SCHEDULES

      (a) The parties acknowledge and agree that the detailed terms and conditions of any and all projects entered into between the parties shall be set forth in a form and format substantially similar to Schedule A. Schedule A sets forth Order Management & Customer Service PC Flowers fulfillment project. The parties acknowledge and agree that in addition to the terms and conditions of the Schedules, the general terms of this Agreement shall apply to each project and the overall relationship between the parties. If there is a conflict between the terms of any Schedule and this Agreement, the terms of the Schedule shall control.

      (b) Commencing as of the date hereof and continuing during the term of this Agreement, FBS hereby agrees, subject to the terms and conditions of this Agreement and any Schedule hereof to provide PC or cause its various affiliates (all of which are collectively referred to as "FBS") to provide the services identified on any attached Schedules (collectively referred to as the "Fulfillment Services").

      (c) From time to time during the term of this Agreement, PC may request Fulfillment Services for a new project(s). Any such request shall be in writing. FBS reserves the right to accept or decline any project from PC for any reason with a response due to PC no later than 30 days from the date of FBS' receipt of the request. In the event a new project is accepted, a Schedule with pricing will be created pursuant to this Article.

      (d) Pricing of Fulfillment Services: The pricing of Fulfillment Services shall be set forth in each Schedule. FBS reserves the right to adjust the price of Fulfillment Services on a quarterly basis from the Effective Date (as defined in Article 4).

      (e) Postage and Freight: Postage and freight shall be determined by FBS on a project by project basis. FBS reserves the right to adjust these rates at any time to reflect actual increases or decreases in costs to the same extent such decreases are provided to other FBS clients. Any increase in these rates shall be substantiated in writing by FBS. FBS considers all postage and freight information to be Proprietary Information (as defined in Article 10).
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      (f) Sales and Use Tax: PC acknowledge that it is solely responsible for identifying and resolving sales and use tax collection issues for product orders, including the necessity for charging and collecting such amounts. FBS acknowledges that it will provide PC with a 90 day notice of any changes in the fulfillment location of PC orders which may cause nexus in states other than MN, CT, and TN.

      (g) Reports: The parties agree to provide each other such reports as are mutually agreed upon and set forth in each Schedule.

2.    PAYMENT TERMS

      (a) Fulfillment Services: FBS shall provide PC with an invoice for the Fulfillment Services provided to PC on a monthly basis setting forth the prior month's Fulfillment Services and associated charges. Within 30 days from the date of the invoice, PC shall pay each such invoice by check or wire transfer of immediately available funds pursuant to wire instructions provided by FBS to PC.

      (b) Postage and Freight: On a weekly basis, FBS shall provide PC with an invoice for the postage and freight provided to PC the prior week with detail substantiation available. Within 7 days from the date of the invoice, PC shall pay each such invoice by check or wire transfer of immediately available funds pursuant to wire instructions provided by FBS to PC. PC may dispute specific charges but must remit the balance of the invoice.

      (c) Penalty for Late Payment: Any payment not received within the above stated time period shall accrue interest at a rate of 1 1/2 % per month until all outstanding amounts, including interest, are paid in full to FBS.

3.    BOOKS AND RECORDS

FBS agrees to keep complete and accurate books of account, records and other documents with respect to Fulfillment Services provided hereunder ("Books and Records"). The Books and Records shall be available for inspection and copying by a qualified accounting representative of PC, at the expense of PC, subject to the following terms and conditions: (a) such examination shall take place at FBS' principal place of business, during normal business hours and only to the extent necessary for PC to verify inventory levels and payment amounts relating to Fulfillment Services provided hereunder; (b) PC shall give FBS at least 15 business days' written notice prior to any such examination; (c) PC shall keep all information disclosed to it during the examination confidential and shall not disclose such information to any third party unless required by law or necessary to enforce its rights under this Agreement; and (d) PC shall not conduct more than one such inspection during any twelve-month period during the term of this Agreement.

4.    TERM AND TERMINATION

      (a) Term. Unless terminated earlier, the term of this Agreement shall be for a period of one (1) year commencing on October


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22, 1998 ("Effective Date") and terminating on October 21, 1999 ("Expiration
Date"). Thereafter, this Agreement shall automatically renew for one (1) year terms ("Renewal Term(s)") unless either party gives written notice of non-renewal at least 60 days prior to the expiration of the Renewal Term..

      (b) Termination. This Agreement may be terminated as follows:

            (1) Breach - by either party, upon 30 days prior written notice to the other party, in the event of a material breach of this Agreement by the other party. The written notice shall specify the precise nature of the breach. In the event the breaching party cures the breach within 30 days after the non-breaching party's written notice, this Agreement shall not terminate.

            (2) Insolvency - by either party, immediately upon written notice to the other party, in the event the other party voluntarily files or has filed involuntarily against it a petition under the United States Bankruptcy Code, including a petition for Chapter 11 reorganization as set forth in the United States Bankruptcy Code.

            (3) Without Cause - upon sixty (60) days written notice to either party.

      (c) Other Rights. The rights of the parties to terminate this Agreement or any Schedule are not exclusive of any other rights and remedies available at law or in equity, and such rights shall be cumulative. The exercise of any such right or remedy shall not preclude the exercise of any other rights and remedies.

      (d) Post-Termination Performance. Notwithstanding any termination by either party of this Agreement or any Schedule, FBS shall continue to fulfill all orders from customers in connection with any product orders made prior to such termination, and PC shall continue to remit amounts due to FBS under this Agreement or any Schedule.

      Upon termination of this Agreement for any reason, each party shall immediately return to the other all property (including without limitation, Proprietary Information and all material related to any customers) that it has received from the other party in connection with the performance of its obligations hereunder, except to the extent such property is needed by the other party in connection with its obligations under this Article. Such property shall thereafter be returned immediately upon the party's fulfillment of such obligations. This provision shall survive the termination of this Agreement.

5.    LICENSE

      (a) License. PC hereby grants to FBS and its affiliates a limited, nonexclusive license to use certain names, including any related marks, service marks, logos, or artwork owned or licensed to PC and/or its affiliates (collectively referred to the "Marks") solely for the purpose of fulfillment of FBS' obligations under this Agreement and any Schedule. The Marks relevant to any project shall be identified in an Exhibit to a Schedule. FBS may not make any other use of any name or logo or any related marks or intellectual property of PC.


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      (b) Customers. FBS recognizes that customer information (including e mail addresses) from PC orders is confidential information and such information is only to be utilized in the fulfillment of a customer order ( including subsequent customer service follow up). Such customer information is not to be utilized by FBS, its' parent company or any affiliated or non-affiliated companies in any manner without the express written consent of PC, such consent to be not unreasonably withheld.

      (c) Representation and Warranty. PC hereby represents and warrants to FBS that it is authorized to grant the aforementioned license and shall fully indemnify FBS and its affiliates against any and all claims by a third party alleging a violation of such third party's intellectual property or other proprietary rights in connection with FBS' use of the Marks pursuant to the license or this Agreement. The indemnification granted under this Article expressly includes indemnification with respect to attorneys fees, expense costs, legal fees, defense costs, court costs, or amounts paid in settlement or in satisfaction of any judgment or award.

6.    RELATIONSHIP OF THE PARTIES

      (a) Independent Contractors. The relationship created hereunder between FBS and PC shall be solely that of independent contractors entering into an agreement. No representations or assertions shall be made or actions taken by either party which could imply or establish any agency, joint venture, partnership, employment or trust relationship between the parties, or between or among any of FBS, and PC with respect to the subject matter of this Agreement and any Schedule. FBS and PC shall not have any authority or power whatsoever to enter into any agreement, contract or commitment on behalf of the other, or to create any liability or obligation whatsoever on behalf of the other, to any person or entity.

      (b) Subcontractors. FBS reserves the right to subcontract with other individuals and businesses for similar services required to be performed pursuant to this Agreement or any Schedule. Use of any such subcontractor shall be subject to receipt of prior consent of PC, which consent shall not be unreasonably withheld. FBS shall be responsible for the direction and control of the work to be performed by it and its subcontractors, if any, pursuant to this Agreement and any Schedule. FBS reserves the right to increase its pricing at any time in accordance with any rate increases by subcontractors.

7.    REPRESENTATIONS AND WARRANTIES

      (a) Representations and Warranties of FBS. With the knowledge that PC is relying thereon in entering into this Agreement and any Schedule, FBS hereby represents and warrants as follows:

            (1) FBS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota.

            (2) This Agreement and any and all Schedules constitute the legal, valid, and binding obligation of FBS, enforceable against FBS in accordance with its terms except as enforcement may be limited by any applicable bankruptcy, insolvency, reorganization or similar


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laws affecting creditors' rights generally and except as enforcement may be limited by general principles of equity, FBS has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and any Schedule and to perform its obligations under this Agreement and any Schedule.

            (3) To FBS' actual knowledge, neither the execution and delivery of this Agreement nor the consummation or performance of any obligations hereunder shall, directly or indirectly (with or without notice or lapse of time), in any material respect, contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any relevant contract to which FBS is a party.

            (4) To its actual knowledge, FBS is not and shall not be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement and any Schedule or the consummation or performance of any of its obligations. If such consent is required, FBS shall use its best efforts to obtain such consents.

            (5) FBS represents that its facilities and computer system utilized to provide the Fulfillment Services have been designed or will be modified to ensure continuous operation and use prior to, during, and after the calendar year 2000, and to operate during such time periods so that PC will not experience any loss of information or assets, interruption in service, invalid and/or incorrect reporting or results.

            (6) FBS represents that it is in material compliance with all rules and regulations of the Federal Trade Commission and the Direct Marketing Association that are relevant to its performance hereunder.

            (7) To its actual knowledge, FBS is not currently in default under any contract that is material to this Agreement.

      (b) Representations and Warranties of PC. With the knowledge that FBS is relying thereon in entering into this Agreement and any Schedule, PC hereby represents and warrants as follows:

            (1) PC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

            (2) This Agreement and any and all Schedules constitute the legal, valid, and binding obligation of PC, enforceable against PC in accordance with its terms except as enforcement may be limited by any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and except as enforcement may be limited by general principles of equity. PC has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and any Schedule and to perform its obligations under this Agreement and any Schedule.

            (3) To PC actual knowledge, neither the execution and delivery of this Agreement and any Schedule nor the consummation or performance of any obligations hereunder


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shall, directly or indirectly (with or without notice or lapse of time), in any material respect, contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any relevant contract to which PC is a party.

            (4) To its actual knowledge, PC is not and shall not be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement and any Schedule or the consummation or performance of any of its obligations. If such consent is required, PC shall use its best efforts to obtain such consents.

            (5) PC represents that it is in material compliance with all rules and regulations of the Federal Trade Commission and the Direct Marketing Association that are relevant to its performance hereunder.

            (6) To its actual knowledge, PC is not currently in default under any contract that is material to this Agreement.

      (c) NEITHER FBS NOR PC MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY AS TO NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARISING OUT OF THIS AGREEMENT AND ANY SCHEDULE AND THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT AND ANY SCHEDULE EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH.

      (d) The representations and warranties under this Article shall survive the termination of this Agreement and any Schedule.

8.    INDEMNIFICATION AND LIMITATIONS ON LIABILITY

      (a) Indemnification by FBS. Subject to the limitations specified in this Section, FBS shall indemnify, hold harmless and defend PC and each person or entity that is a stockholder, officer, director, partner, employee, affiliate or agent of PC from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines and other amounts paid in settlement incurred or suffered by any such person or entity arising out of or in connection with (i) the inaccuracy of any representation or warranty made by FBS hereunder, (ii) any breach of this Agreement by FBS, or (iii) any negligent act or omission by FBS or its employees or agents in connection with the performance by FBS or its respective employees or agents of the Fulfillment Services hereunder, provided such negligent act or omission was not done or omitted at the direction of PC or the result of information provided by PC to FBS or its employees or agents.

      (b) Indemnification by PC. Subject to the limitations specified in this Section, PC shall indemnify, hold harmless and defend FBS and each person or entity that is a stockholder, officer, director, partner, employee, affiliate or agent of FBS from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including reasonable legal fees


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and expenses), judgments, fines and other amounts paid in settlement incurred or suffered by any such person arising out of or in connection with (i) the inaccuracy of any representation or warranty made by PC hereunder, (ii) any breach of this Agreement by PC, (iii) any negligent act or omission by FBS or its employees or agents in connection with the performance by FBS or its employees or agents of the Fulfillment Services hereunder done or omitted at the direction of PC or based upon information provided by PC to FBS or its employees or agents, (iv) any act or omission by PC or any of its employees, agents or shareholders in connection with any project for which Fulfillment Services are provided to PC hereunder, or (v) any claim or action for personal injury, death, property damage or other cause of action (A) involving a product liability claim arising from or relating to products for which Fulfillment Services are provided to PC hereunder, or (B) resulting from defects or the inherently dangerous nature of PC' products that are the subject of this Agreement and any Schedule.

      (c) Notice and Defense of Third-Party Claims. If a claim for indemnification hereunder arises from a claim or demand from a third party, the rights of the indemnified parties to be indemnified pursuant to this Agreement and any Schedule shall be governed by the following:

            (1) Promptly after receipt by an indemnified party of notice of any claim, allegation or facts which may result in a claim for indemnification hereunder, an indemnified party will give the indemnifying party prompt notice thereof. The failure to give such notice shall not affect the indemnified party's ability to seek reimbursement unless such failure has materially and adversely affected the indemnifying party's ability to defend the claims.

            (2) An indemnified party shall have the right (i) to employ separate counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, or (ii) to the extent that it may wish, jointly with any other indemnified party, to assume the defense of any such action with counsel reasonably satisfactory to the indemnifying party but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (x) the indemnifying party has agreed in writing to pay such fees and expenses, (y) the indemnifying party has failed to assume the defense thereof without reservation and employ counsel within a reasonable period of time after being given the notice required above, and as a consequence thereof the indemnified party has employed separate counsel to protect its rights, or (z) the named parties to any such action (including any impleaded parties) include both such indemnified party and the indemnifying party and such indemnified party shall have been advised by its counsel that representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them. It is understood, however, that the indemnifying party shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified parties having actual or potential differing interest with the indemnifying party.


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            (3) The indemnifying party shall not be liable for any settlement of any such action effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such written consent, or if there be a final judgment against any indemnified party in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified parties to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

      (d) Limitations on Liability.

            (1) IN NO EVENT SHALL EITHER PARTY'S LIABILITY OF ANY KIND HEREUNDER INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

            (2) Each of the parties hereto shall be liable to the other for damages arising out of or in connection with any breach of this Agreement or any Schedule by such party to the extent permitted by law, subject to the duty of the non-breaching party to take all reasonable actions in order to mitigate such damages; provided, however, that (i) FBS' liability for any Fulfillment Service provided hereunder shall be limited to the recovery by PC of the amount actually paid to FBS by PC for such Fulfillment Service, and (ii) FBS' aggregate amount of liability hereunder shall be limited to the aggregate amount actually paid by PC to FBS for Fulfillment Services provided to PC hereunder.

      (e) Government Actions. PC hereby agrees that it will promptly provide FBS copies of all complaints or inquiries received by PC from any governmental agency in any way relating to, having potential effect on, or in connection with, the Fulfillment Services provided to PC hereunder. In the event FBS is required, as a result of any such action, to change the manner in which it does business in any material respect, FBS shall have the option to terminate immediately the availability of such Fulfillment Services hereunder. FBS hereby agrees that it will promptly forward to PC copies of all written complaints or written inquiries addressed to FBS from any governmental agency in any way relating to, having a potential effect on or in connection with the Fulfillment Services provided to PC hereunder.

      (f) Survival. The provisions of this Article shall survive the termination of this Agreement and any Schedule.

9.    MARKETING MATERIALS

Both parties hereby agree to be a reference for each other in regard to the subject matter of this Agreement during the term of this Agreement. Each party agrees to allow the other to incorporate mutually agreed upon information and results in regard to the subject matter of this Agreement for the term of this Agreement in publicly distributed marketing materials ("Marketing Materials"). Each party must submit to the other all Marketing Materials for its


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prior review and consent. The parties have final approval rights in any
Marketing Materials to be distributed using any names, related marks, service marks, logos, or artwork owned or licensed to PC or FBS and/or their affiliates.

10.   PROPRIETARY INFORMATION

      (a) Proprietary Information. The parties hereto agree that certain information of the other party hereto used or made available in connection with this Agreement and any Schedule is proprietary and not publicly available (the "Proprietary Information") and each of them agrees that during and after the term of this Agreement and any Schedule, it shall not permit the duplication, use or disclosure of the other party's Proprietary Information by or to any person (other than employees, agents or representatives who must have such information in connection with this Agreement and any Schedule), unless the duplication, use or disclosure is specifically authorized in writing by the other. The parties shall use reasonable measures and take reasonable action with respect to its employees, agents or representatives to ensure that its obligation of non-use and non-disclosure hereunder is satisfied.

      (b) Remedies. Each party agrees that neither party would have an adequate remedy at law in the event of any breach by the other party of any of the provisions of this Article. Accordingly, in the event of any actual or threatened breach of such provisions of this Article, each party agrees that the non-breaching party shall (in addition to any other available remedies) be entitled to seek temporary and/or permanent injunctive relief to enforce such provisions.

11.   MISCELLANEOUS PROVISIONS

      (a) Notices. All notices, demands, requests or other communications to be given or delivered under or by reason of this Agreement will be in writing and will be deemed to have been given when personally delivered or upon confirmation of receipt when sent by certified mail, return receipt requested or facsimile. Notices, demands and communications to FBS and PC will, unless another address is specified in writing, be sent to the addresses indicated below:

      (1)  If to FBS:

                  FBS
                  4400 Baker Road
                  Minnetonka, Minnesota 55343
                  Attention:  Vice President of Sales
                  Facsimile:  (612) 936-5106

With a copy to:   Fingerhut Companies, Inc.
                  4400 Baker Road
                  Minnetonka, Minnesota 55343
                  Attention:  General Counsel, Mailstop A-260

      (2) If to PC:


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                  PC Flowers & Gifts, Inc.
                  2001 West Main Street, Suite 175
                  Stamford, Connecticut 06902
                  Attention:  William Tobin
                  Facsimile:  203-977-8593

      (b) Severability. Whenever possible, each provision of this Agreement and any Schedule shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any Schedule is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement and any Schedule.

      (c) Amendment and Waiver. This Agreement and any Schedule may be amended, and any provision of this Agreement and any Schedule may be waived; provided that any such amendment or waiver will be binding upon any party hereto only if such amendment or waiver is set forth in a writing executed by such party. No course of dealing between or among any persons having any interest in this Agreement and any Schedule will be deemed effective to modify or amend any part of this Agreement and any Schedule or any rights or obligations of any person under or by reason of this Agreement and any Schedule. The waiver of any default, or the remedying of any default in a reasonable manner, shall not operate as a waiver of any other prior or subsequent default. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder. No delay or omission by a party to exercise rights hereunder shall impair any such rights or shall be construed to be a waiver of any such default or any acquiescence therein.

      (d) Complete Agreement. This Agreement, all Schedules, and exhibits hereto, contain the complete agreement between the parties relating to the Fulfillment Services and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may be related to the subject matter hereof in any way.

      (e) Headings. Section headings contained in this Agreement and any Schedule are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement and any Schedule, respectively, or any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

      (f) Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and any Schedule and the performance of the obligations imposed by this Agreement and any Schedule.

      (g) Agreement. This Agreement and any Schedule and all of the provisions will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement and any Schedule nor any of the rights, interest or obligations may be assigned by any party hereto without the prior written consent of


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

the other party hereto; provided, however, that FBS shall have the right, without the prior written consent of PC, to assign or otherwise transfer its rights and obligations under this Agreement and any Schedule to any affiliate of FBS.

      (h) Interpretation. Each party acknowledges it has participated in the drafting and preparation of this Agreement, and has reviewed and revised this Agreement and consulted with its counsel and accountants with respect to its terms. For this reason each Party agrees that the normal rule of construction, to the effect that any ambiguities in a document shall be interpreted against the drafting party, shall not be utilized in the interpretation, construction, or enforcement of this Agreement, and no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

      (i) Disputes. If there is a dispute under this Agreement or any Schedule, each party agrees attempt to resolve such dispute in good faith. If the parties are unable to resolve their dispute after using such good faith efforts, then either party may submit the dispute for binding arbitration under the commercial Arbitration Rules of the American Arbitration Association. The prevailing party in any such proceedings shall be entitled to its attorneys' fees.

      (j) Force Majeure. No party shall be liable for any failure of or delay in the performance of this Agreement and any Schedule for the period that such failure or delay is due to acts of God, public enemy, war, strikes or labor disputes, or any other cause beyond the parties' reasonable control, it being understood that lack of financial resources is not to be deemed a cause beyond a party's control. Each party shall notify the other party promptly of the occurrence of any such cause and carry out this Agreement and any Schedule as promptly as practicable after such cause is terminated; provided, however, that the existence of any such cause shall not extend the term of this Agreement and any Schedule.

      IN WITNESS WHEREOF, the parties hereto executed this Agreement effective as of the date first set forth above.

                              FINGERHUT BUSINESS SERVICES, INC.


                                    By
                                       ---------------------------------
                                        Its
                                            ----------------------------


                              PC FLOWERS & GIFTS, INC.


                                    By /s/ William J. Tobin
                                       ---------------------------------
                                        Its CEO
                                            ----------------------------


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

                                   SCHEDULE A

      This Schedule A is made as of this 22nd day of October, 1998 (the "Schedule"), by and between Fingerhut Business Services, Inc. ("FBS") and PC Flowers & Gifts, Inc. ("PC").

                                    RECITALS:

      WHEREAS, the parties have entered into a Fulfillment Services Agreement dated as of October 22, 1998, (the "Agreement");

      WHEREAS, the Agreement provides that the parties shall set forth the specifics of the Order Management & Customer Service PC Flowers fulfillment project as Schedule A to the Agreement and execute the same.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, FBS and PC hereby agree as follows:

1.    FULFILLMENT SERVICES*


*FBS is relying on information provided by PC, which is noted herein, to successfully complete certain Fulfillment Services under this Schedule.

**Performance standards are noted in bold print.

      FBS will provide the following fulfillment services:

      - Division and Product Setup
      - Order Management
      - Customer Service/Customer Service Policies
      - Order Fulfillment
      - Returns Processing
      - Reporting

                         (a) Division and Product Setup

FBS will complete necessary setups to establish PC as a separate division within the Fingerhut Logistics System ("FLS") to facilitate the processing and fulfillment of PC orders. The following services will take place:

o     FBS will set up PC as a separate division in FLS.
o FBS will set up PC as a separate inventory company within the Corporate Inventory System to facilitate the maintenance and reporting of PC inventory separate and distinct from all other inventory maintained in the Corporate Inventory System.
o FBS will provide the necessary setups in the Vertex Tax System for the collection of sales tax in the states designated by PC. Currently, taxes are collected for the state of Connecticut, Tennessee, and Minnesota, but additional states may be setup at the direction of PC.


                                   Page -12-

o Fingerhut Treasury staff will secure merchant ID's from First National Bank Omaha for Visa, Mastercard and Discover for the processing of credit card orders. The same staff will work with PC to secure a merchant ID for American Express. PC will provide FBS with a merchant ID for Diners Club.
o     FBS will perform any other related setups required by any FBS system.
o FBS will coordinate any required setups necessary to provide credit services through Fingerhut National Bank.
o Fingerhut will use its best efforts to enable the Fingerhut Credit Advantage Card (CAC) to be utilized for the purchase of PC products by March 15, 1999. Fingerhut will use its best efforts to develop and enable a PC credit card.

FBS will provide for the setup and maintenance of PC products and shipping and handling information into the various FBS merchandise information systems, based on information supplied by PC. PC will supply this information in an Excel spreadsheet document based on a format supplied by FBS. The following services will take place:

o Fingerhut Treasury staff will assign vendor numbers to all vendors supplying product to PC including Figi's, FTD, Four Farmers, Teleflora, USA Floral Products, and Fingerhut Corporation. Additional vendors supplying product to PC may be added in the future.
o FBS will set up all PC products in the Fingerhut Merchandise Management System using the vendor numbers described above, and information provided by PC. FBS will assign each product a unique Fingerhut product code that will be provided to PC for inclusion on the various websites as the number to be used for ordering purposes.
o FBS will maintain a cross-reference file of PC product numbers to FBS product codes and provide this information to PC. Additional products will be set up on an as-needed basis from information provided by PC.
o Any product identified by PC as discontinued will be flagged in the Merchandise Management System as discontinued.
o FBS will assign each product code to a system generated source and segment # to accommodate the processing of the order in FLS.
o All shipping and handling charge information provided by PC will be set up in the appropriate FBS systems.

                              (b) Order Processing

PC customers will submit orders to FBS using the PC internet site, the 1-800-PCFLOWERS telephone number, the Prodigy Classic website, the Yahoo Store, the Figi's catalog. FBS will work with PC on a case by case basis to enable other shopping platforms, both on and off the Internet, as they become available. FBS will gather these orders and process them in the FLS using standard FBS order processing procedures and policies. Approved orders will be routed systematically to one of the vendors providing product fulfillment - FTD, Four Farmers, Figi's or Fingerhut. The following services will be provided:

o     Shipment area will be in the continental United States and International


                                   Page -13-

o All PC orders will be processed as credit card orders using the credit authorization and bank settlement processing systems of FBS. Credit cards accepted for payment will include: VISA, Mastercard, Discover, American Express, Diners Club, and Fingerhut Credit Advantage Card. The PC credit card will be accepted for payment when developed and implemented. Credit card authorization will occur as orders are received. Settlement will occur same day.
o Diners Club authorization is not supported in the FLS system and will be handled manually by FBS Order Processing staff in St Cloud.
o FBS will take customer orders via the telephone. Customer order calls will be taken by FBS staff and entered into FLS via the order entry system. FBS staff will be available for order calls as follows:

            -     24 hours per day, 7 days per week

o The standard for handling order line calls as noted below is based on the assumption that FBS will receive reasonably accurate order forecasts from
      PC:

            -     98% answered

Note: This standard may be adjusted on a quarterly basis after the initial 6 months based on the accuracy of the forecasts provided by PC.

o FBS staff will be given upsell capabilities based on guidelines jointly developed by PC and FBS. Upsell products will be determined by PC.
o As mutually determined by the parties, FBS IS staff will systematically "pull" orders from the various websites including Exceed, Prodigy Classic, Yahoo, and Figi's and bring the orders into the FLS system. If other sites are subsequently added, FBS will use it's best efforts to systematically gather orders from them. FBS will pull the orders from Exceed at the following times:

            -     5:00 a.m. Central time
            -     6:00 a.m. Central time
            -     7:00 a.m. Central time
            -     8:00 a.m. Central time
            -     9:00 a.m. Central time
            -     10:00 a.m. Central time
            -     11:15 a.m. Central time
            -     1:00 p.m. Central time
            -     3:00 p.m. Central time
            -     6:00 p.m. Central time

NOTE: These times will be adjusted as necessary to accommodate anticipated changes in order volume. Times will be mutually agreed upon by FBS and PC.

o     FBS Order Processing in STC will pull orders from Prodigy Classic three
      (3) times per day at the following times:

            -     8:00 a.m. Central time
            -     11:00 a.m. Central time
            -     3:30 p.m. Central time

Note: These times will be adjusted as necessary to accommodate anticipated changes in order volume. Times will be mutually agreed upon by FBS and PC.

o FBS IS will make all non-rejected orders available for "scrubbing" by St. Cloud Order Processing immediately after the pull is completed


                                   Page -14-

            - St. Cloud Order Processing will complete the scrubbing process within one (1) hour of receiving the information

o FBS IS will send information to the various fulfillment vendors (FTD, Four Farmers, Figi's, Teleflora, USA Floral Products) in the following manner:

            - Orders for FTD will be provided to St. Cloud Order Processing in a report format for entry into the Mercury terminal one (1) hour after each pull.
            - Orders for Four Farmers will be sent via data file to Four Farmers one (1) hour after each pull was completed.
            - Orders for Figi's will be sent via data file to Figi's one (1) hour after the the original pull from Figi's.
            - Orders will be routed to Teleflora and USA Floral in a manner to to be defined by FBS IS and the respective fulfillment vendor.

                              (c) Customer Service

FBS Customer Service will provide all customer service support to PC customers via telephone or email following FBS' standard policies and procedures, which may be mutually modified by FBS and PC. The following services will be provided:

o     FBS Customer Service will provide service:

      Between the hours of 7:00 a.m. Central Standard Time and 7:00 p.m. Central Standard Time Monday through Friday, and between the hours of 8:00 a.m. Central Standard Time and 1:00 p.m. Central Standard Time on Saturday.

o A specific #800 telephone number will be established for inbound customer service calls. Customer service for orders originated via telephone will be handled via telephone. The standard service level for customer service calls will be:

            -     95% of calls answered

o A specific email address will be established for inbound customer service inquiries and outbound responses. Customer service inquiries for orders originating via the web, with accompanying email addresses, will be responded to via email. Emails will be responded to in a timeframe as close as possible to the following guidelines:

            -     2 hr. response for emails received after 7:00 a.m.
            -     12 hr. response for emails received after 7:00 p.m.

o Problems or issues regarding FTD products or Teleflora products will be communicated back to FBS via the Mercury network or the Dove system. FBS Customer Service will provide communication back to the customer via telephone or email, and then back to FTD via the Mercury terminal, or to Teleflora via the Dove system, with the customer's response.
o Problems or issues concerning Figi's products will be handled by FBS Customer Service staff with customer response communicated back to Figi's.
o Problems or issues regarding Four Farmers or USA Floral products will be communicated back to FBS Customer service via email. FBS Customer Service will communicate this to the customer via telephone or email, and then back to Four Farmers or USA Floral via email with the customer's response.


                                   Page -15-

                          (d) Customer Service Policies

Customer service policies specific to PC will be established by FBS Customer Service in conjunction with PC. These policies will be published internally and communicated to all FBS Customer Service staff. These policies include:

o     Returns Policy                -  complete customer satisfaction via
                                       replacement, discount or refund. Jewelry
                                       returns will be accepted for full credit
                                       within 30 days, and 90 days for partial
                                       credit
o     Exchanges                     -  same as above
o     Return Authorization less     -  specifically refers to gifts, not floral
      Shipping/Handling                arrangements
o     Return Postage Refunded       -  Specific policy refers to gifts, not
      at Customer Request              floral arrangements.  Complete
                                       satisfaction guarantee.
o     Postage Paid Label/Call       -  food items should be referred to local
      Tag Customer Request             non-profit organizations if possible.
      Damaged/Defective             -  offer 25% discount or complete
      Merchandise parts                exchange/refund
o     Merchandise Not Received      -  call florist responsible for delivery.
      To Customer (MNR-TC)             Determine if customer still wants and
                                       offer adjustment if necessary to satisfy
                                       customer
o     Gift Certificates/Discount    -  will be offered on websites and other
      Coupons                          advertising media. Discounts will be
                                       given at time of order.
o     External Competitive Price    -  not offered
o     Upsales                       -  will be offered by Fingerhut Call Centers
o     Substitutions                 -  yes, will work with customer and florist
o     Free Gifts                    -  no. Buy 1, get I free from grower.
o     Remove from Promotion         -  yes.
o     Deferred Billing              -  no
o     Promotional Media             -  Figi's, Fingerhut, and other websites
o     Method of Payment             -  full pay.

                             (e) Order Fulfillment

FBS will provide all fulfillment functions necessary to prepare and ship PC customer orders routed to FBS for order fulfillment. These orders will contain products stored in FBS facilities, or FBS product stored in a remote facility. These functions include, but are not limited to, the receipt and put away of PC product, the storage of product, the picking and packing of product, customer invoice generation, and the shipping of product to the customer.

FBS will work with PC to mutually determine the optimal physical location for use in the fulfillment of the orders described above. Once a location is determined, this section will be updated with a detailed description of the services to be provided.


                                   Page -16-

                             (f) Returns Processing

FBS will provide all functions necessary to complete the receipt and return processing of any merchandise returned from PC orders. FBS will determine the optimum location for the processing of returns. FBS will work in conjunction with PC to develop guidelines for the disposition of returned merchandise. These guidelines will be updated as necessary depending on the type of merchandise offered by PC.

                                 (g) Reporting

FBS will provide PC with all daily, weekly, and month end reporting currently available in the FLS system. In addition FBS will work with PC and FBS IS to develop reporting specific to the business of PC. Specific reports from the various FBS and FLS systems include the following:

o     Open Orders and Shipped Sales Report (Daily)
o     Daily Orders Received and Shipped Report (Daily)
o     Month to Date Received and Shipped Report (Weekly)
o     Daily Ship Detail Report/Daily Ship Summary Report
o     Month to Date Ship Detail Report/Month to Date Ship Summary Report
o     Daily Marketed Detail Report/Daily Marketed Summary Report
o     Month to Date Marketed Detail Report/Month to Date Marketed Summary
o     Return Activity Summary (Weekly)
o     Released Refund Summary (Weekly)
o     Released Reship/Exchange Summary (Weekly)
o     Customer Call Activity Summary (Weekly)
o     Month End Tax Report (Monthly)

FBS will work with PC and FBS IS to develop reports or queries based on samples of existing PC reporting.

2.    FULFILLMENT SERVICES PRICING

      FBS will invoice PC for the services listed below at the listed rates:

      -     Web order processing
      -     Phone order processing
      -     Customer Service
      -     Order Fulfillment
      -     Custom Programming
      -     Special Work Requests

      (a) Web Order Processing - $2.40 per order

This rate includes the cost of taking the orders from the various sites and entering them into the FLS system for transfer to the fulfillment vendors. It also includes the keying of FTD orders into the Mercury terminal or Teleflora orders into the Dove system


                                   Page -17-

      (b) Phone Order Processing/Customer Service - $8.60 per order

This rate includes the cost of taking orders via the phone and entering the order information into the FLS system. It also includes the cost of providing all aspects of customer service including phone or email responses to customer inquiries

      (c) Order Fulfillment

The rate for order fulfillment will be established and mutually agreed to after the determination of the location in which fulfillment activities will take place, and prior to the initiation of fulfillment activity.

      (d) Returns Processing

The rate for returns processing will be mutually determined after the determination of the location in which returns will be processed, and prior to the initiation of any return activity.

      (e) Custom Programming - $70 per hour

This rate includes the cost of providing any system enhancements beyond what is being initially provided to implement PC.

      (f) Special Work Requests - Salaried @ $40 per hour
                                - Hourly @ $16 per hour

This rate would be used in cases where PC has special work requests not covered in any of the above categories.

3.    WEBSITE FULFILLMENT SERVICES, PRICING & SALE OF PRODUCTS

      (a) Web Site Fulfillment: FBS shall provide all necessary Fulfillment Services for the fulfillment of customer orders placed on the PC Flowers & Gifts web site (www.pcflowers.com) or a PC Flowers Co-branded Site.

      (b) Sale of Product: FBS and Figi's shall sell to PC products on a per order basis on terms and conditions mutually agreeable to both parties. The cost of the products shall be actual product cost plus ten percent (10%) (hereafter referred to as the "Product Cost").

      (c) PCFlowers & Gifts Web Site Fulfillment: For all Fulfillment Services provided for orders from the PC Flowers & Gift web site [www.pcflowers.com], or PC co-branded web sites, with the exclusion of flowers, PC shall pay to FBS as follows: Product Cost, plus actual cost of fulfillment services + ten percent (10%), plus actual postage or freight cost.

      (d) Co-Branded Web Site Fulfillment: For all Fulfillment Services provided for orders from a PC Flowers Co-branded Site, PC shall pay to the relevant Fingerhut entity as follows: Product Cost, plus actual cost of fulfillment services + ten percent (10%), plus actual postage and freight cost. In addition, PC shall pay to any relevant Fingerhut entity commissions on Net Sales as defined and set forth in Co-brand agreements between PC and the relevant Fingerhut entity.


                                   Page -18-

4.    LICENSED MARKS

Reg No.                     Mark
1,990,239                   PC Gifts
1,787,646                   1-800-PC Flowers
1,623,072                   P.C. Flowers
1,781,553                   PC Balloons
1,905,177                   TV FLOWERS
2,090,415                   PC FLOWERS & GIFTS

5.    RATIFICATION

The parties acknowledge, confirm and agree that, except as explicitly inconsistent with this Schedule, the terms and conditions of the Agreement shall continue to be in full force and effect and are hereby ratified and confirmed. If there is a conflict between the terms of this Schedule and the Agreement, the terms of the Schedule shall control.

6.    TERMS

Any term, phrase used herein with an initial capital letter shall have the same meaning as defined herein, or if not so defined, shall have the same meaning set forth in the Agreement.

      IN WITNESS WHEREOF, the parties hereto execute this Schedule A effective as of the date first set forth above.

                                    FINGERHUT BUSINESS SERVICES, INC.


                                    By
                                       -----------------------------------

                                    Its
                                        ----------------------------------


                                    PC FLOWERS & GIFTS, INC.


                                    By /s/ William J. Tobin
                                       -----------------------------------

                                    Its CEO
                                        ----------------------------------


                                   Page -19-